Morgan Stanley Income Trust
Results of Special Shareholder Meeting

On August 1, 2006, a Special Meeting of Shareholders of the
Fund was scheduled in order to vote on the proposals set
forth below. The proposals failed to obtain the quorum
necessary in order to hold the meeting, and, therefore, the
meeting was adjourned until August 23, 2006, to permit
further solicitation of proxies. The meeting was held on
August 23, 2006 and the voting results with respect to these proposals were as follows:

(1) Election of Trustees:

                                            For    Withhol  Abstain
                                                      d
Frank L. Bowman.......................    3,373,2  110,191     0
                                             53
Kathleen A. Dennis....................... 3,373,8  109,625     0
                                             20
James F. Higgins........................  3,375,9  107,477     0
                                             67
Joseph J. Kearns......................... 3,371,0  112,391     0
                                             53
Michael F. Klein........................  3,375,9  107,477     0
                                             67
W. Allen Reed........................     3,370,4  113,025     0
                                             19
Fergus Reid..........................     3,369,1  114,217     0
                                             73

(2) Elimination of certain fundamental investment
restrictions:

                                            For    Against  Abstain
Elimination of the fundamental policy     2,940,0   79,557  129,203
restricting the Fund's ability to pledge     13
assets..........................
Elimination of the fundamental policy     2,931,0   75,120  142,632
restricting purchases of securities on       21
margin.............................
Elimination of the fundamental policy     2,946,6   75,250  126,910
prohibiting investments in oil, gas, and     14
other types of minerals or mineral
leases.........
Elimination of the fundamental policy     2,922,0   81,032  145,732
prohibiting or restricting the purchase      10
of securities of issuers in which
Directors or Officers have an
interest............................
Elimination of the fundamental policy     2,941,1   72,734  134,937
prohibiting investments for purposes of      02
exercising control....................
Elimination of the fundamental policy     2,931,6   75,196  141,934
regarding investments in unseasoned          44
companies.......................

(3) Modify certain fundamental investment restrictions for:

                                            For    Against  Abstain
Modify fundamental policy regarding       2,962,7   63,448  122,592
diversification............                  33
Modify fundamental policy regarding       2,946,9   75,657  126,166
borrowing money......                        51
Modify fundamental policy regarding       2,938,1   72,575  138,074
loans..............                          24
Modify fundamental policy regarding       2,934,5   83,031  131,235
investment in commodities, commodity         08
contracts and futures
contracts................
Modify fundamental policy regarding       2,954,0   67,059  127,697
issuance of senior securities..              18

(4) Reclassify certain fundamental policies as non-
fundamental policies:

                                            For    Against  Abstain
Reclassification as non-fundamental the   2,945,8   79,574  123,331
fundamental policy regarding the short       67
sale of securities......................
Reclassification as non-fundamental the   2,954,3   76,385  118,087
fundamental policy prohibiting               01
investments in other investment
companies.............
Reclassification as non-fundamental the   2,937,1   71,788  139,797
fundamental policy prohibiting or            88
limiting investments in illiquid or
restricted securities........